Exhibit 1.1

EXECUTION COPY

Freescale Semiconductor, Inc.

Floating Rate Senior Notes due 2009

6.875% Senior Notes due 2011

7.125% Senior Notes due 2014

Purchase Agreement

July 16, 2004

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

    As representatives (the “Representatives”) of

    the several Purchasers named in Schedule I hereto

Ladies and Gentlemen:

Freescale Semiconductor, Inc. (the “Company”), a Delaware corporation and a wholly-owned subsidiary of Motorola, Inc. (“Motorola), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of $400,000,000 principal amount of its Floating Rate Senior Notes due 2009 (the “2009 FRNs”), an aggregate of $350,000,000 principal amount of its 6.875% Senior Notes due 2011 (the “2011 Notes”) and an aggregate of $500,000,000 principal amount of its 7.125% Senior Notes due 2014 (the “2014 Notes” and, together with the 2009 FRNs and the 2011 Notes, the “Securities”).

1. The Company represents and warrants to, and agrees with, each of the Purchasers that:

(a) A preliminary offering circular, dated June 24, 2004 (the “Preliminary Offering Circular”) and an offering circular, dated July 16, 2004 (the “Offering Circular”), have been prepared in connection with the offering of the Securities. Any reference to the Preliminary

Offering Circular or the Offering Circular shall be deemed to refer to and include any Additional Issuer Information (as defined in Section 6(f)) furnished by the Company prior to the completion of the distribution of the Securities. The Preliminary Offering Circular and the Offering Circular and any amendments or supplements thereto did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through you expressly for use therein.

(b) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Offering Circular any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Circular; and, since the respective dates as of which information is given in the Offering Circular, there has not been any change in the capital stock (other than de minimis changes approved by you, which approval shall not be unreasonably withheld) or consolidated long-term debt of the Company and its subsidiaries (other than net increases in the consolidated long-term debt of the Company in an aggregate amount not exceeding $50 million) or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”), otherwise than as set forth in, or contemplated by, the Offering Circular, including the pro forma financial and capitalization information included therein.

(c) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Offering Circular or such as do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

(d) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect; and each subsidiary of the Company set forth on Schedule II (which includes all significant subsidiaries of the Company as such term is defined in Rule 1-02(w) of Regulation S-X, as promulgated by the

Commission) (each, a “Significant Subsidiary”) has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, except where the failure to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(e) The Company has an authorized capitalization as set forth in the Offering Circular, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable. All of the issued shares of capital stock of each Significant Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims except such liens, encumbrances, equities or claims as are (i) described in the Offering Circular, or (ii) such as do not materially affect the value of such shares of capital stock.

(f) The Securities have been duly authorized and, when issued and authenticated by the Trustee (as defined below) and delivered against payment therefor pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the indenture, as supplemented by the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture, each to be dated as of July 21, 2004 (as supplemented, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), under which they are to be issued, which will be substantially in the form previously delivered to you. The Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable against the Company and the Guarantors (as defined in the Indenture), if any, in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in proceedings of law or in equity). The Securities and the Indenture will conform to the descriptions thereof in the Offering Circular and will be in substantially the form previously delivered to you.

(g) The exchange and registration rights agreement, to be dated as of July 21, 2004, between the Company and the Purchasers (the “Exchange and Registration Rights Agreement”), has been duly authorized by the Company, and when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to the effect of general principles of equity, and except that any rights to indemnity and contribution may be limited by federal and state securities laws and public policy considerations. Pursuant to the terms and subject to the conditions set forth in the Exchange and Registration Rights Agreement, the Company and the Guarantors, if any exist at such time, will agree to use their respective reasonable best efforts to file with the Commission, under the circumstances set forth therein, (i) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to, with respect to each series of Securities, another series of debt securities of the Company with terms substantially identical to the Securities of such series (the “Exchange Securities”) to be offered in exchange for the Securities of such series, and (ii) to the extent required by the Exchange and Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Securities, and in each case, to use its reasonable best efforts to have such registration statements declared effective. The Exchange Securities have been duly authorized for issuance by the Company, and when issued and authenticated in accordance with the terms of the Indenture will be the valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to the effect of general principles of equity (regardless of whether enforcement is considered in proceedings of law or in equity).

(h) This Agreement has been duly authorized, executed and delivered by the Company.

(i) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System.

(j) Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities.

(k) The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject, except for such conflicts, breaches, violations or defaults, liens, charges or encumbrances that would not, individually or in the aggregate, affect the validity of the Securities, the ability of the Company to consummate the transactions herein contemplated or reasonably be expected to have a Material Adverse Effect, (ii) result in any violation of any law or statute or any judgment, order, decree, rule or regulation of any court or arbitrator or governmental or regulatory authority or body having jurisdiction over the Company or any of its Significant Subsidiaries or any of their respective properties or assets, except for such violations that would not, individually or in the aggregate, affect the validity of the Securities, the ability of the Company to consummate the transactions herein contemplated or reasonably be expected to have a Material Adverse Effect, or (iii) result in any violation of the provisions of the charter or by laws of the Company; and no consent, approval, authorization or order of, or filing, qualification or registration with, any such court or arbitrator or governmental or regulatory authority or body under any such statute, judgment, order, decree, rule or regulation is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture except for (a) such consents, approvals, authorizations, registrations and qualifications as have been obtained, (b) the filing of a registration statement by the Company with the Commission, in accordance with the Securities Act, pursuant to the Exchange and Registration Rights Agreement, (c) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers, and (d) such consents, approvals, authorizations, registrations or qualifications that would not, individually or in the aggregate, affect the validity of the Securities, the ability of the Company to consummate the transactions herein contemplated or reasonably be expected to have a Material Adverse Effect.

(l) Neither the Company nor any of its Significant Subsidiaries is (i) in violation of its Certificate of Incorporation or By-laws or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of (ii) above, for such defaults as would not have a Material Adverse Effect.

(m) The statements set forth in the Offering Circular under the caption “Description of Notes”, insofar as they purport to constitute a summary of the terms of the Securities, and under the captions “Certain United States Federal Income Tax Consequences”, “Arrangements between Freescale Semiconductor and Motorola” and “Underwriting”, insofar as they purport to constitute summaries of certain provisions of the laws and documents referred to therein, are accurate and complete summaries of such provisions in all material respects.

(n) Other than as set forth in the Offering Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(o) When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(p) The Company is subject to Section 13 or 15(d) of the Exchange Act.

(q) The Company is not, and after giving effect to the offering and sale of the Securities, will not be an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).

(r) Neither the Company, nor any person acting on its or their behalf has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or, with respect to Securities sold outside the

United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act and the Company, any affiliate of the Company and any person acting on its or their behalf has complied with and will implement the “offering restriction” within the meaning of such Rule 902.

(s) Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by Goldman, Sachs & Co.), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act.

(t) KPMG LLP, who have certified certain financial statements of the Company and its subsidiaries, are independent public accountants as required by the Securities Act and the rules and regulations of the Commission thereunder.

(u) The Company and its subsidiaries own or possess valid licenses or other rights to use the patents, trademarks, service marks, trade names, copyrights, know-how, trade secrets and other intellectual property assigned or licensed to it pursuant to, and in accordance with the terms of, the Intellectual Property License Agreement and Intellectual Property Assignment Agreement (the “Intellectual Property Rights”), and, except as described in the Offering Circular, such Intellectual Property Rights are, to the Company’s knowledge, sufficient to conduct and carry on the business, as described in the Offering Circular, of the Company and its subsidiaries, except to the extent that the failure to own, license or possess or the inability to acquire any of the foregoing would not reasonably be expected to result in a Material Adverse Effect; and except, as set forth in the Offering Circular, the Company and its subsidiaries have not received any written notice of infringement of or asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(v) Each of the Master Separation and Distribution Agreement, Registration Rights Agreement, Tax Sharing Agreement, Employee Matters Agreement, Intellectual Property Assignment Agreement, Intellectual Property License Agreement, Transition Services Agreement, and Purchase and Supply Agreement (collectively, the “Intercompany Agreements”), has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company.

(w) The compliance by the Company with all of the provisions of the Intercompany Agreements and the consummation of the transactions therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject, except for such conflicts, breaches, violations or defaults, liens, charges or encumbrances that would not, individually or in the aggregate, affect the ability of the Company to consummate the transactions contemplated by the Intercompany Agreements or reasonably be expected to have a Material Adverse Effect, (ii) result in any violation of any law or statute or any judgment, order, decree, rule or regulation of any court or arbitrator or governmental or regulatory authority or body having jurisdiction over the Company or any of its Significant Subsidiaries or any of their respective properties or assets, except for such violations that would not, individually or in the aggregate, affect the ability of the Company to consummate the transactions contemplated by the Intercompany Agreements or reasonably be expected to have a Material Adverse Effect, or (iii) result in any violation of the provisions of the charter or by laws (or similar organizational documents) of the Company or any of its Significant Subsidiaries; and no consent, approval, authorization or order of, or filing, qualification or registration with, any such court or arbitrator or governmental or regulatory authority or body under any such statute, judgment, order, decree, rule or regulation is required for the consummation by the Company of the transactions contemplated by the Intercompany Agreements, except for (a) such consents, approvals, authorizations, registrations or qualifications as have been obtained and (b) such consents, approvals, authorizations, orders, filings, qualifications or registrations, for which the failure to obtain would not have a Material Adverse Effect.

2. Motorola represents and warrants to, and agrees with, each of the Purchasers that:

(a) This Agreement has been duly authorized, executed and delivered by Motorola and constitutes a valid and legally binding agreement of Motorola.

(b) Each of the Intercompany Agreements has been duly authorized, executed and delivered by Motorola and constitutes a valid and legally binding agreement of Motorola.

(c) The compliance by Motorola with all of the provisions of the Intercompany Agreements and the consummation of the transactions therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Motorola or any of its subsidiaries (other than the Company or any of its subsidiaries) is a party or by which Motorola or any of its subsidiaries (other than the Company or any of its subsidiaries) is bound or to which any of the property or assets of Motorola or any of its subsidiaries (other than the Company or any of its subsidiaries) is subject, except for such conflicts, breaches, violations or defaults, liens, charges or encumbrances that would not, individually or in the aggregate, affect the ability of Motorola to consummate the transactions contemplated by the Intercompany Agreements or reasonably be expected to have a Material Adverse Effect.

3. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.5% of the principal amount thereof, in the case of the 2009 FRNs, 97.5% of the principal amount thereof in the case of the 2011 Notes, and 97.5% of the principal amount thereof in the case of the 2014 Notes, plus accrued interest, if any, from July 21, 2004 to the Time of Delivery (as defined below) hereunder, the principal amount of Securities set forth opposite the name of such Purchaser in Schedule I hereto (the “Purchase Price”).

4. Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser hereby represents and warrants to, and agrees with the Company that:

(a) It has offered, and will offer and sell, the Securities only to: (i) persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Securities Act in transactions meeting the requirements of Rule 144A or, (ii) upon the terms and conditions set forth in Schedule III to this Agreement;

(b) It is an “accredited investor” within the meaning of Rule 501 under the Act.

(c) It has not and will not offer or sell the Securities by any form of general solicitation or general advertising, including, but not limited to, the methods described in Rule 502(c) under the Securities Act.

5. (a) The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to Goldman, Sachs & Co., for the account of each Purchaser, against payment by or on behalf of such Purchaser of the Purchase Price therefor by wire transfer of Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman, Sachs & Co. at DTC. The Company will cause the certificates representing the Securities to be made available to Goldman, Sachs & Co. for checking at least twenty-four hours prior to the Time of Delivery (as defined below) at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on July 21, 2004 or such other time and date as Goldman, Sachs & Co. and the Company may agree upon in writing. Such time and date are herein called the “Time of Delivery”.

(b) The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(m) hereof, will be delivered at such time and date at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 (the “Closing Location”), and the Securities will be delivered at the Designated Office, all at the Time of Delivery. A meeting will be held at the Closing Location at 4:00 p.m., New York City time, on the New York Business Day next preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 5, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

6. The Company agrees with each of the Purchasers:

(a) To prepare the Offering Circular in a form approved by you; to make no amendment or any supplement to the Offering Circular which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof.

(b) Promptly from time to time to take such action as you may reasonably request to qualify the Securities for offering and sale under the securities laws of such U.S. jurisdictions or such Canadian jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities; provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or to subject itself to taxation for doing business in any jurisdiction; and provided, further, that the expense of maintaining any such qualification more than one year from the date of this Agreement shall be at your expense.

(c) To furnish the Purchasers with copies of the Offering Circular and each amendment or supplement thereto with the report(s) of the independent registered public accounting firm in the Offering Circular, and any amendment or supplement containing amendments to the financial statements covered by such report(s), signed by the accountants, and additional written and electronic copies thereof in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Circular, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance.

(d) During the period beginning from the date hereof and continuing until the date 180 days after the Time of Delivery, not to offer, sell contract to sell or otherwise dispose of, except as provided hereunder any securities of the Company that are substantially similar to the Securities without the prior written consent of Goldman, Sachs & Co. on behalf of the Purchasers.

(e) Not to be or become, at any time prior to the expiration of three years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(f) At any time during the two-year period following the later of the Time of Delivery and the date of issue with respect to any additional Securities when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of Securities designated by such holders information (the “Additional

Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

(g) To use its best efforts to cause such Designated Securities to be eligible for the PORTAL trading system of the National Association of Securities Dealers, Inc.

(h) Upon the terms and subject to the conditions set forth in the Indenture, to furnish to the holders of the Securities the information required by Section 4.04 of the Indenture.

(i) During a period of three years from the date of the Offering Circular, to furnish to you copies of all reports or other communications (financial or other) furnished to stockholders, and to deliver to you as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; provided that the Company may satisfy the requirements of the subsection by making any such reports or other communications generally available on its web site.

(j) During the period of two years after the Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(k) The Company shall comply with all its obligations pursuant to the Exchange and Registration Rights Agreement.

(l) To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Offering Circular under the caption “Use of Proceeds”.

7. The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and all other expenses in connection with the preparation, printing and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any Agreement among Purchasers, this Agreement, the Indenture, the Blue Sky and Legal Investment Memoranda, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 6(b) hereof, including the fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (vii) any costs incurred in connection with the designation of the Securities for trading in PORTAL; and all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8. The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) Sullivan & Cromwell LLP, counsel for the Purchasers, shall have furnished to you such written opinion or opinions, dated the Time of Delivery, with respect to the incorporation of the Company, the validity of the Securities and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(b) Wachtell, Lipton, Rosen & Katz, counsel for the Company and Motorola, shall have furnished to you their written opinion, dated the Time of Delivery, in form and substance satisfactory to you, to the effect that:

(i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the power and authority (corporate and other) necessary in all material respects to own its properties and conduct its business as described in the Offering Circular;

(ii) The Company has an authorized capitalization as set forth in the Offering Circular, and all of the issued shares of capital stock of the Company (including the shares of Class A common stock, par value $0.01 per share, being delivered at the Time of Delivery pursuant to the Underwriting Agreement, dated July 16, 2004 (the “Underwriting Agreement”), by and among the Company, Motorola, and Goldman, Sachs & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several Underwriters named in Schedule I thereto, when issued and paid for in accordance with the terms of the Underwriting Agreement) have been duly and validly authorized and issued and are fully paid and non-assessable;

(iii) This Agreement has been duly authorized, executed and delivered by the Company and by Motorola;

(iv) The Indenture has been duly authorized, executed and delivered by the parties thereto and constitutes a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(v) The Securities have been duly authorized, executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture; and the Securities and the Indenture conform to the descriptions thereof in the Offering Circular;

(vi) The issue and sale of the Securities being delivered at such Time of Delivery by the Company and the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument filed as an exhibit to the Company’s registration statement on Form S-1 (File No. 333-111250) (the “Registration Statement”), except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, affect the validity of the Securities, the ability of the Company to consummate the transactions therein contemplated or reasonably be expected to have a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by laws of the Company or any statute under the laws of the State of New York, the Delaware General Corporation Law or the federal securities laws of the United States of America or any order, rule or regulation known to such counsel of any governmental agency or body or, to such counsel’s knowledge, court in the State of New York having jurisdiction over the Company or any of its subsidiaries or any of their properties, except for such violations that would not, individually or in the aggregate, affect the validity of the Securities, the ability of the Company to consummate the transactions therein contemplated or reasonably be expected to have a Material Adverse Effect;

(vii) No consent, approval, authorization or order of, or filing, qualification or registration with, any governmental agency or body or, to such counsel’s knowledge, court in the State of New York or Delaware or of the United States having jurisdiction over the Company or any of its subsidiaries is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except for (a) such consents, approvals, authorizations, registrations and qualifications as have been obtained, (b) the filing of a registration statement by the Company with the Commission, in accordance with the Securities Act, pursuant to the Exchange and Registration Rights Agreement, (c) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers, and (d) such consents, approvals, authorizations, registrations or qualifications that would not, individually or in the aggregate, affect the validity of the Securities, the ability of the Company to consummate the transactions herein contemplated or reasonably be expected to have a Material Adverse Effect;

(viii) The statements set forth in the Offering Circular under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Securities, and under the captions “Certain United States Federal Income Tax Consequences,” “Arrangements Between Freescale Semiconductor and Motorola – Registration Rights Agreement,” “Arrangements Between Freescale Semiconductor and Motorola – Tax Sharing Agreement” and “Underwriting,” insofar as they purport to constitute summaries of certain provisions of the laws and documents referred to therein, are accurate and complete summaries of such provisions in all material respects;

(ix) The Company is not, and after giving effect to the offering and sale of the Securities, will not be an “investment company”, as such term is defined in the Investment Company Act;

(x) Each of the Intercompany Agreements has been duly authorized, executed and delivered by the Company and by Motorola and constitutes a valid and legally binding agreement of the Company and Motorola;

(xi) Although counsel has not verified, and is not passing upon and does not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Offering Circular, except for those referred to in paragraph (viii) above, nothing has come to such counsel’s attention that would lead such counsel to believe that the Offering Circular and any further amendments or supplements thereto made by the Company prior to the Time of Delivery (other than the financial statements and related schedules and notes or other financial or statistical data included therein, as to which such counsel need express no opinion) contained as of its date or contains as of the Time of Delivery an untrue statement of a material fact or omitted or omits, as the case may be, to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(xii) No registration of the Securities under the Securities Act, and no qualification of an indenture under the United States Trust Indenture Act of 1939 with respect thereto, is required for the offer, sale and initial resale of the Securities by the Purchasers in the manner contemplated by this Agreement.

In rendering their opinion, such counsel may, with your consent (which consent shall not be unreasonably withheld), rely on (i) representations and certificates of officers of the Company with respect to factual matters, (ii) the accuracy of the representations and warranties of the Company and Motorola contained in this Agreement, (iii) the accuracy of the representations and warranties of the Purchasers (including those in Schedule III hereto) with respect to matters covered in paragraphs (vi), (vii) and (xii) above, and (iv) on certificates of responsible officers of the Company and certificates or other written statements of officials of jurisdictions having custody of documents respecting the corporate existence or good standing of the Company; provided, however, that with respect to the matters to be covered in paragraph (xi) above, such counsel shall not rely on representations and certificates of officers of the Company or upon the accuracy of the representations and warranties contained in this Agreement.

With respect to the matters to be covered in paragraph (xi) above, such counsel may state that their opinion is based upon their participation in the preparation of the Offering Circular and any amendment or supplement thereto and discussions with representatives of the Company and its auditors and Motorola (including discussions in which you and your counsel participated) in connection with such preparation but is without independent check or verification except as specified.

In rendering their opinion, such counsel may state that they express no opinion other than as to the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

(c) Baker & McKenzie, counsel for the Company and Motorola, shall have furnished to you their written opinion, dated such Time of Delivery, in form and substance satisfactory to you, to the effect that:

(i) The statements set forth in the Offering Circular under the captions “Arrangements Between Freescale Semiconductor and Motorola – Master Separation and Distribution Agreement,” “Arrangements Between Freescale Semiconductor and Motorola – Intellectual Property Assignment Agreement,” “Arrangements Between Freescale Semiconductor and Motorola – Intellectual Property License Agreement” and “Arrangements Between Freescale Semiconductor and Motorola – Transition Services Agreement,” insofar as they purport to constitute summaries of certain provisions of the documents referred to therein, are accurate and complete summaries of such provisions in all material respects;

(ii) The Company is duly qualified to do business and is in good standing as a foreign corporation in the States listed on Schedule IV hereto;

(iii) Each subsidiary of the Company listed on Schedule V hereto (the “Opinion Subsidiaries”) has been duly incorporated and is validly existing under the laws of France; and

(iv) All of the outstanding shares of capital stock of the Opinion Subsidiaries have been duly and validly issued, are fully paid-in, and, to the best of such counsel’s knowledge, all of the outstanding shares of capital stock of each Opinion Subsidiary are owned directly or indirectly by the Company and are free and clear of all liens, encumbrances or claims except such liens, encumbrances or claims as are (i) described in the Offering Circular, or (ii) such as do not materially affect the value of such shares of capital stock.

With respect to the matters to be covered in paragraphs (ii) and (iii) above, such counsel may rely as to matters of fact, to the extent approved by you (which approval shall not be unreasonably withheld), on certificates of responsible officers of the Opinion Subsidiaries and certificates or other written statements of officials of jurisdictions having custody of documents respecting the (x) due qualification and good standing of the Company as a foreign corporation for the transaction of business and (y) corporate existence and good standing of the Opinion Subsidiaries.

(d) McDermott, Will & Emery, employee benefits counsel for the Company and Motorola, shall have furnished to you their written opinion, dated such Time of Delivery, in form and substance satisfactory to you, to the effect that the statements set forth in the Offering Circular under the caption “Arrangements Between Freescale Semiconductor and Motorola – Employee Matters Agreement,” insofar as they purport to constitute summaries of certain provisions of the documents referred to therein, are accurate and complete summaries of such provisions in all material respects.

(e) Jennifer Wuamett, Esq., Chief Intellectual Property counsel for the Company, shall have furnished to you her written opinion, dated such Time of Delivery, in form and substance satisfactory to you, to the effect that:

(i) To the best of such counsel’s knowledge, the statements set forth in the Offering Circular under the captions “Arrangements Between Freescale Semiconductor and Motorola – Intellectual Property Assignment Agreement,” “Arrangements Between Freescale Semiconductor and Motorola – Intellectual Property License Agreement,” “Business Intellectual – Property Matters” and “Business – Legal Proceedings,” insofar as they purport to constitute summaries of certain provisions of the documents referred to therein, are accurate and complete summaries of such provisions in all material respects;

(ii) To the best of such counsel’s knowledge, the Company and its subsidiaries own or possess valid licenses or other rights to use the Intellectual Property Rights, and, except as described in the Offering Circular, such Intellectual Property Rights are, to such counsel’s knowledge, sufficient to conduct and carry on the business, as described in the Offering Circular, of the Company and its subsidiaries, except to the extent that the failure to own, license or possess or the inability to acquire any of the foregoing would not reasonably be expected to result in a Material Adverse Effect; and except, as set forth in the Offering Circular, to the best of such counsel’s knowledge, the Company and its subsidiaries have not received any written notice of infringement of or asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect; and

(iii) Although counsel has not verified, and is not passing upon and does not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Offering Circular, except for those referred to in paragraph (i) above, nothing has come to such counsel’s attention that would lead such counsel to believe that, with respect to the Intellectual Property Rights, the Offering Circular and any further amendments or supplements thereto made by the Company prior to the Time of Delivery contained as of its date or contains as of the Time of Delivery an untrue statement of a material fact or omitted or omits, as the case may be, to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

In rendering her opinion, such counsel may state that she expresses no opinion other than as to the Texas Business Corporation Act, the General Corporation Law of the State of Delaware and the federal laws of the United States.

(f) The General Counsel of the Company shall have furnished to you his written opinion, dated such Time of Delivery, in form and substance satisfactory to you, to the effect that:

(i) The statements set forth in the Offering Circular under the caption “Arrangements Between Freescale Semiconductor and Motorola – Purchase and

Supply Agreement,” insofar as they purport to constitute summaries of certain provisions of the documents referred to therein, are accurate and complete summaries of such provisions in all material respects;

(ii) The issue and sale of the Securities being delivered at such Time of Delivery by the Company and the compliance by the Company with all of the provisions of the Securities, the Indenture, this Agreement and the Intercompany Agreements and the consummation of the transactions contemplated herein or therein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject, except for such conflicts, breaches, violations or defaults, liens, charges or encumbrances that would not, individually or in the aggregate, affect the validity of the Securities, the ability of the Company to consummate the transactions contemplated by this Agreement and the Intercompany Agreements or reasonably be expected to have a Material Adverse Effect, (ii) result in any violation of any law or statute or any judgment, order, decree, rule or regulation of any court or arbitrator or governmental or regulatory authority or body having jurisdiction over the Company or any of its Significant Subsidiaries or any of their respective properties or assets, except for such violations that would not, individually or in the aggregate, affect the validity of the Securities, the ability of the Company to consummate the transactions contemplated by this Agreement and the Intercompany Agreements or reasonably be expected to have a Material Adverse Effect, or (iii) result in any violation of the provisions of the charter or by laws of the Company; and no consent, approval, authorization or order of, or filing, qualification or registration with, any such court or arbitrator or governmental or regulatory authority or body under any such statute, judgment, order, decree, rule or regulation is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except for (a) such consents, approvals, authorizations, registrations or qualifications as have been obtained, (b) the filing of a registration statement by the Company with the Commission, in accordance with the Securities Act, pursuant to the Exchange and Registration Rights Agreement, (c) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers, and (d) such consents, approvals, authorizations, registrations or qualifications that would not, individually or in the aggregate, affect the validity of the Securities, the ability of the Company to consummate the transactions herein contemplated or reasonably be expected to have a Material Adverse Effect;

(iii) To the best of such counsel’s knowledge, neither the Company nor any of its Significant Subsidiaries is (A) in violation of its charter or by laws (or similar organizational documents) or (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of (B) above, for such defaults as would not have a Material Adverse Effect;

(iv) The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification or is subject to no material liability or disability by reason of failure to be so qualified in any such jurisdiction except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect (such counsel being entitled to rely in respect of the opinion in this clause upon the opinion of Baker & McKenzie with respect to the jurisdictions listed on Schedule IV hereto and upon opinions of local counsel and, in respect of matters of fact, upon certificates of officers of the Company, provided that such counsel shall state that he believes that both you and he are justified in relying upon such opinions and certificates);

(v) Other than as set forth in the Offering Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect; and, to the best of such counsel’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(vi) Although counsel has not verified, and is not passing upon and does not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Offering Circular, except for those referred to in the opinion in paragraph (i) above, nothing has come to such counsel’s attention that would lead such counsel to believe that the Offering Circular and any further amendments or supplements thereto made by the Company prior to the Time of Delivery (other than the financial statements and related schedules and notes or other financial or statistical data included therein, as to which such counsel need express no opinion) contained as of its date or contains as of the Time of Delivery an untrue statement of a material fact or omitted or omits, as the case may be, to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

With respect to the matters to be covered in clause (vi) above, such counsel may state that his opinion is based upon his participation in the preparation of the Offering Circular and any amendment or supplement thereto and discussions with the representatives of the Company and its auditors and Motorola (including discussions in which you and your counsel participated) in connection with such preparation but is without independent check or verification except as specified. With respect to the matters to be covered in clause (ii) above, such counsel may rely upon the accuracy of the representations and warranties of the Purchasers, including those in Schedule III hereto.

In rendering his opinion, such counsel may state that he expresses no opinion other than as to the Texas Business Corporation Act, the General Corporation Law of the State of Delaware and the federal laws of the United States.

(g) Foreign counsel reasonably satisfactory to the Representatives shall have furnished to you their written opinions, dated the Time of Delivery, in form and substance satisfactory to you, to the effect, and to the extent such legal concepts or substantially similar legal concepts exist in such foreign jurisdiction, that each of the Company’s foreign subsidiaries, which are Significant Subsidiaries but not Opinion Subsidiaries, has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, that all of the issued shares of capital stock of such subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable, and all of the issued shares of capital stock of such subsidiaries are owned directly or indirectly by the Company and, to the best of counsel’s knowledge, are free and clear of all liens, encumbrances or claims except such liens, encumbrances or claims as are (x) described in the Offering Circular, or (y) such as do not materially affect the value of such shares of capital stock.

In rendering their opinion, foreign counsel may rely as to matters of fact, to the extent approved by you (which approval shall not be unreasonably withheld), on certificates of responsible officers of such subsidiaries and certificates or other written statements of officials of jurisdictions having custody of documents respecting the corporate existence or good standing of such subsidiaries.

(h) On the date of the Offering Circular prior to the execution of this Agreement and also at the Time of Delivery, KPMG LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you, to the effect set forth in Schedule VI hereto;

(i) (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Offering Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Circular, and (ii) since the respective dates as of which information is given in the Offering Circular, there shall not have been any change in the capital stock (other than de minimis changes approved by you, which approval shall not be unreasonably withheld) or consolidated or long-term debt of the Company and its subsidiaries (other than net increases in the consolidated long-term debt of the Company in an aggregate amount not exceeding $50 million) or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Offering Circular, including the pro forma financial and capitalization information included therein, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement and in the Offering Circular;

(j) On or after the date hereof (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities;

(k) On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Offering Circular;

(l) The Securities have been designated for trading on PORTAL;

(m) The Company shall have furnished or caused to be furnished to you at the Time of Delivery certificates of officers of the Company reasonably satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsections (a) and (i) of this Section and as to such other matters as you may reasonably request.

(n) Motorola shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of Motorola reasonably satisfactory to you as to the accuracy of the representations and warranties herein of Motorola, at and as of such Time of Delivery.

9. (a) The Company will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular or the Offering Circular, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular or the Offering Circular or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Purchaser through you expressly for use therein; provided, further, that the Company shall not be liable to any Purchaser under the indemnity agreement in this subsection (a) with respect to any Preliminary Offering Circular to the extent that it shall have been determined by a court of competent jurisdiction that any such loss, claim, damage or liability of such Purchaser resulted solely from the fact that such Purchaser sold Securities to a person to whom there was not sent or given (to the extent required by law), at or prior to the written confirmation of such sale, a copy of the Offering Circular (excluding documents incorporated by reference) as then amended or supplemented (excluding documents incorporated by reference) if the Company had previously furnished copies thereof (sufficiently in advance of the Time of Delivery to allow for distribution prior to the confirmation of such sale) to such Purchaser and the loss, claim, damage or liability of such Purchaser resulted from an untrue statement or omission of a material fact contained in the Preliminary Offering Circular which was corrected in the Offering Circular as then amended or supplemented and the Company advised the Purchasers at the time the Offering Circular, as then amended or supplemented, was furnished to the Purchasers that the Offering Circular, as then amended or supplemented, contained such corrections.

(b) Each Purchaser will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular or the Offering Circular, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular or the Offering Circular or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Purchaser through you expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and Motorola on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the Offering Circular. The relative fault of the Company and Motorola on the one hand and the Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or Motorola on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Securities Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Securities Act.

10. (a) If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11. The respective indemnities, agreements, representations, warranties and other statements of the Company, Motorola and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company or Motorola, or any officer or director or controlling person of the Company or Motorola, and shall survive delivery of and payment for the Securities.

12. If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13. In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you jointly or, with respect to Sections 1(s), 5(a) and 6(d) hereof, by Goldman, Sachs & Co. on behalf of you as the representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail, telex or facsimile transmission to (i) Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Registration Department; (ii) Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; and (iii) J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017, Attention: Thomas Cassin, as the representatives; if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: Secretary; and if to Motorola shall be delivered or sent by mail, telex or facsimile transmission to 1303 East Algonquin Road, Schaumburg, Illinois 60196, Attention: General Counsel; provided, however, that any notice to a Purchaser pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

14. This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company, Motorola and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and Motorola and each person who controls the Company and Motorola or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15. Time shall be of the essence of this Agreement.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

18. The Company and Motorola are authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, without the Purchasers imposing any limitation of any kind.

If the foregoing is in accordance with your understanding, please sign and return to us seven counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers, the Company. It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company and Motorola for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

Freescale Semiconductor, Inc.

By:	/s/ Alan Campbell
Name: Alan Campbell
Title: Senior Vice President and Chief Financial Officer

Motorola, Inc.

By:	/s/ David W. Devonshire
Name: David W. Devonshire
Title: Executive Vice President and Chief Financial Officer

Accepted as of the date hereof:

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

Citigroup Global Markets Inc.

By:	/s/ Timothy P. Dilworth
Name: Timothy P. Dilworth
Title: Vice President

J.P. Morgan Securities Inc.

By:	/s/ Quinten Stevens
Name: Quinten Stevens
Title: Managing Director

On behalf of each of the Purchasers

SCHEDULE I

Purchaser	Principal Amount of 2009 FRNs to be Purchased	Principal Amount of 2011 Notes to be Purchased	Principal Amount of 2014 Notes to be Purchased
Goldman, Sachs & Co	$180,000,000	$157,500,000	$225,000,000
Citigroup Global Markets Inc	66,000,000	57,750,000	82,500,000
J.P. Morgan Securities Inc	66,000,000	57,750,000	82,500,000
Bank of America Securities LLC	14,000,000	12,250,000	17,500,000
Credit Suisse First Boston LLC	14,000,000	12,250,000	17,500,000
Deutsche Bank Securities Inc	14,000,000	12,250,000	17,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	14,000,000	12,250,000	17,500,000
ABN AMRO Incorporated	8,000,000	7,000,000	10,000,000
BNP Paribas Securities Corp.	4,000,000	3,500,000	5,000,000
Calyon Securities (USA) Inc	4,000,000	3,500,000	5,000,000
Dresdner Kleinwort Wasserstein Securities LLC	4,000,000	3,500,000	5,000,000
Harris Nesbitt Corp	4,000,000	3,500,000	5,000,000
Mizuho International plc	4,000,000	3,500,000	5,000,000
UBS Securities LLC	4,000,000	3,500,000	5,000,000

Total	$400,00,000	$350,000,000	$500,000,000

SCHEDULE II

SIGNIFICANT SUBSIDIARIES

British Virgin Islands

FreeScale Semiconductor Holding Limited

China

Freescale Semiconductor (China) Limited

France

Freescale Semiconducteurs France SAS

Freescale Centre de Recherche Crolles SAS

Hong Kong

Freescale Semiconductor Hong Kong Limited

Japan

Tohoku Semiconductor Corporation

Freescale Semiconductor Japan Limited

Malaysia

Freescale Semiconductor Malaysia Sdn. Bhd.

UK (Scotland)

Freescale Semiconductor Holding UK Limited

Freescale Semiconductor UK Limited

SCHEDULE III

(1) The Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser represents that it has offered and sold the Securities, and will offer and sell the Securities (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Time of Delivery, only in accordance with Rule 903 of Regulation S or Rule 144A under the Securities Act. Accordingly, each Purchaser agrees that neither it, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser agrees that, at or prior to confirmation of sale of Securities (other than a sale pursuant to Rule 144A), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in this paragraph have the meanings given to them by Regulation S.

Each Purchaser further agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Securities, except with its affiliates or with the prior written consent of the Company.

(2) Notwithstanding the foregoing, Securities in registered form may be offered, sold and delivered by the Purchasers in the United States and to U.S. persons pursuant to Section 4 of this Agreement without delivery of the written statement required by paragraph (1) above.

(3) Each Purchaser represents and agrees that (a) it has not offered or sold and prior to the expiry of a period of six months after the date of issue of the Securities, will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (c) it has complied, and will comply, with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

(4) Each Purchaser acknowledges and agrees that the Securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

(5) Each Purchaser agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions. Each Purchaser understands that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose. Each Purchaser agrees not to cause any advertisement of the Securities to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Securities, except in any such case with Goldman, Sachs & Co.’s express written consent and then only at its own risk and expense.

SCHEDULE IV

Alabama

Arizona

California

Colorado

Connecticut

District of Columbia

Florida

Georgia

Hawaii

Iowa

Idaho

Illinois

Indiana

Kansas

Maryland

Massachusetts

Michigan

Minnesota

Missouri

Mississippi

North Carolina

New Hampshire

New Jersey

New York

Ohio

Oregon

Pennsylvania

South Carolina

Texas

Utah

Virginia

Washington

Wyoming

Wisconsin

SCHEDULE V

OPINION SUBSIDIARIES

Freescale Semiconducteurs France SAS

Freescale Semiconducteurs Centre de Recherche Crolles SAS

SCHEDULE VI

FORM OF COMFORT LETTER OF

KPMG LLP

Pursuant to Section 8(h) of the Purchase Agreement, the accountants shall furnish letters to the Purchasers to the effect that:

(i) They are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of the Securities Act and the applicable published rules and regulations thereunder;

(ii) In their opinion, the combined financial statements and any supplementary financial information and schedules (and, if applicable, pro forma financial information) examined by them and included in the Offering Circular comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations thereunder; and, if applicable, they have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited condensed combined interim financial statements, selected financial data, pro forma financial information, condensed financial statements derived from audited financial statements of the Company for the periods specified in such letter, as indicated in their reports thereon, copies of which have been separately furnished to the representatives of the Purchasers (the “Representatives”);

(iii) They have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited condensed combined statements of operations, balance sheets, statements of business equity and statements of cash flows included in the Offering Circular as indicated in their reports thereon copies of which have been separately furnished to the Representatives and on the basis of specified procedures including inquiries of officials of the Company who have responsibility for financial and accounting matters regarding whether the unaudited condensed combined financial statements referred to in paragraph (vi)(A)(i) below comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations, nothing came to their attention that cause them to believe that the unaudited condensed combined financial statements do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations;

(iv) The unaudited selected financial information with respect to the combined results of operations and financial position of the Company for the five most recent fiscal years included in the Offering Circular agrees with the corresponding amounts in the audited combined financial statements for 2003, 2002 and 2001 fiscal years and for the 2000 and 1999 fiscal years agree with the corresponding amounts in the unaudited combined financial statements;

(v) They have compared the information in the Offering Circular under selected captions with the disclosure requirements of Regulation S-K and on the basis of limited procedures specified in such letter nothing came to their attention as a result of the foregoing procedures that caused them to believe that this information does not conform in all material respects with the disclosure requirements of Items 301, 302, 402 and 503(d), respectively, of Regulation S-K;

(vi) On the basis of limited procedures, not constituting an examination in accordance with auditing standards generally accepted in the United States of America, consisting of a reading of the unaudited condensed combined financial statements and other information referred to below, a reading of the latest available interim financial statements of the Company and its subsidiaries, inspection of the minute books of the Company and its subsidiaries since the date of the latest audited financial statements included in the Offering Circular, inquiries of officials of the Company and its subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A) (i) the unaudited combined statements of operations, combined balance sheets, statements of business equity and statements of cash flows included in the Offering Circular do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations, or (ii) any material modifications should be made to the unaudited condensed combined statements of operations, balance sheets, statements of business equity and statements of cash flows included in the Offering Circular for them to be in conformity with accounting principles generally accepted in the United States of America;

(B) any other unaudited statement of operations data and balance sheet items included in the Offering Circular do not agree with the corresponding items in the unaudited combined financial statements from which such data and items were derived, and any such unaudited data and items were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited combined financial statements included in the Offering Circular;

(C) the unaudited financial statements which were not included in the Offering Circular but from which were derived any unaudited condensed combined financial statements referred to in clause (A) and any unaudited statement of operations data and balance sheet items included in the Offering Circular and referred to in clause (B) were not determined on a basis substantially consistent with the basis for the audited combined financial statements included in the Offering Circular;

(D) any unaudited pro forma condensed combined financial statements included in the Offering Circular do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder or the pro forma adjustments have not been properly applied to the historical amounts in the compilation of those statements;

(E) as of a specified date not more than five days prior to the date of such letter, there have been any changes in the combined capital stock or any increase in the combined long-term debt of the Company and its subsidiaries, or any decreases in combined net current assets or business equity or other items specified by the Representatives, or any increases in any items specified by the Representatives, in each case as compared with amounts shown in the latest balance sheet included in the Offering Circular, except in each case for changes, increases or decreases which the Offering Circular discloses have occurred or may occur or which are described in such letter; and

(F) for the period from the date of the latest financial statements included in the Offering Circular to the specified date referred to in clause (E) there were any decreases in combined net sales or operating earnings or increase in operating loss; or decrease in the total or per share amounts of combined net income or increase in the total or per share amounts of combined net loss; or decreases in other items specified by the Representatives, or any increases in any items specified by the Representatives, in each case as compared with the comparable period of the preceding year and with any other period of corresponding length specified by the Representatives, except in each case for decreases or increases which the Offering Circular discloses have occurred or may occur or which are described in such letter; and

(vii) In addition to the examination referred to in their report(s) included in the Offering Circular and the limited procedures, inspection of minute books, inquiries and other procedures referred to in paragraphs (iii) and (vi) above, they have carried out certain specified procedures, not constituting an examination in accordance with auditing standards generally accepted in the United States of America, with respect to certain amounts, percentages and financial information specified by the Representatives, which are derived from the general accounting records of the Company and its subsidiaries, which appear in the Offering Circular, and have compared certain of such amounts, percentages and financial information with the accounting records of the Company and its subsidiaries and have found them to be in agreement.